Exhibit 10.18

BUSINESS LOAN AGREEMENT

This Agreement dated as of March 28, 2003, is among Bank of America N.A. (the “Bank”), bebe stores, inc. (“Borrower 1”) and bebe management, inc. (“Borrower 2”), and bebe studio, inc. (“Borrower 3”), (Borrower 1, Borrower 2, and Borrower 3 are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”).

1. LINE OF CREDIT AMOUNT AND TERMS

1.1                                 Line of Credit Amount.

(a)          During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the “Commitment”) is Ten Million Dollars ($10,000,000).

(b)         This is a revolving line of credit providing for cash advances, letters of credit and air releases. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c)          The aggregate principal balance of cash advances outstanding at any one time may not exceed Seven Million Dollars ($7,000,000).

(d)         The Borrowers agree not to permit the sum of the outstanding principal balance of advances under the line of credit, plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, plus the amount of outstanding air releases, to exceed the Commitment.

1.2                                 Availability Period. The line of credit is available between the date of this Agreement and December 1, 2003, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

1.3                                 Interest Rate.

(a)          Unless the Borrowers elect an optional interest rate as described below, the interest rate is a rate per year equal to the Bank’s Prime Rate.

(b)         The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank básed on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.4                                 Repayment Terms.

(a)          The Borrowers will pay interest on February 1, 2003, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b)         The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5                                 Optional Interest Rates. Instead of the interest rate based on the Bank’s Prime Rate, the Borrowers may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

(a)                                  the LIBOR Rate plus 1.75 percentage points.

1.6                                 Letters of Credit.

(a)          This line of credit may be used for financing:

(i)                           commercial letters of credit with a maximum maturity of 150 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 60 days after sight.

(ii)                        standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(iii)                     The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000) for commercial letters of credit and Seven Million Dollars ($7,000,000) for standby letters of credit.

(iv)                    The commercial letters of credit set forth on Exhibit A attached hereto are outstanding from the Bank for the account of the Borrowers. As of the date of this Agreement, these commercial letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(b)         Each Borrower agrees:

(i)                           any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)                        if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)                     the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)                    to sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)                       to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(vi)                    to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)                 to pay the Bank a non-refundable fee equal to 1.50% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

1.7                                 Air Releases.  This line of credit may be used for financing air releases up to an aggregate principal sum of Two Hundred Fifty Thousand Dollars ($250,000). The Borrower agrees:

(a)                                  any sum owed to the Bank under an air release may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b)                                 if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding air releases.

(c)                                  the issuance of any air release is subject to the Bank’s express approval and must be in form and content satisfactory to the Bank.

(d)                                 to sign the Bank’s standard forms for air releases, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing air releases for the Borrower.

(e)                                  to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2. OPTIONAL INTEREST RATES

2.1                                 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2                                 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)          The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)         Each LIBOR Rate Portion will be for an amount not less than the following:

(i)                  for interest periods of four months or longer, Five Hundred Thousand Dollars ($500,000).

(ii)               for interest periods of between one month and three months, One Million Dollars ($1,000,000).

(c)          The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d)         The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)                  “London Inter-Bank Offered Rate” means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11 :00 a.m, London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.

(ii)               “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)          The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)            Each prepayment of an LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)         The prepayment fee shall be equal to the amount (if any) by which:

(i)                  the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

(ii)               the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(h)         The Bank will have no obligation to accept an election for an LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)                  Dollar deposits in the principal amount, and for periods equal to the interest period, of an LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)               the LIBOR Rate does not accurately reflect the cost of an LIBOR Rate Portion.

3. FEES AND EXPENSES

3.1                                 Fees.

(a)          Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrowers will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrowers request the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)         Late Fee. To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2                                 Expenses. The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3                                 Reimbursement Costs. The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel

4. DISBURSEMENTS, PAYMENTS AND COSTS

4.1                                 Requests for Credit; Equal Access by all Borrowers. Any Borrower (or a person or persons authorized in writing by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

4.2                                 Disbursements and Payments.

(a)          Each payment by the Borrowers will be made at the Bank’s banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds, or such other type of funds selected by the Bank.

(b)         Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

4.3                                 Telephone and Telefax Authorization.

(a)          The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of each Borrower, or any other individual designated by any one of such authorized signers.

(b)         Advances will be deposited in and repayments will be withdrawn from Borrower 1’s account number                                   or such other accounts with the Bank as designated in writing by the Borrowers.

(c)          The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.4                                 Direct Debit (Pre-Billing).

(a)          The Borrowers agree that the Bank will debit Borrower 1’s account number                           or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrowers becomes due (the “Due Date”).

(b)         Approximately 7 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)          The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)                  If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

(ii)               If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

(d)         The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

4.5                                 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6                                 Taxes.

(a)          If any payments to the Bank under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments they make to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

(b)         Payments made by the Borrowers to the Bank will be made without deduction of United States withholding or similar taxes. If any Borrower is required to pay U.S. withholding taxes, the Borrowers will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrowers fail to make such tax payments when due, each Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

4.7                                 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)          any reserve or deposit requirements; and

(b)         any capital requirements relating to the Bank’s assets and commitments for credit.

4.8                                 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.9                                 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

4.10                           Interest Compounding. At the Bank’s sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank’s Prime Rate plus one (1) percentage point. This may result in compounding of interest.

5.                                       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

5.1                                 Authorizations. Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2                                 Governing Documents. A copy of each Borrower’s articles of incorporation.

5.3                                 Good Standing. Certificates of good standing for each Borrower from its state of formation and from any other state in which such Borrower is required to qualify to conduct its business.

5.4                                 Other Items. Any other items that the Bank reasonably requires.

6.                                       REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1                                 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2                                 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3                                 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4                                 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5                                 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

6.6                                 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrowers’ (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any guarantor).

6.7                                 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrowers or any one of them which, if lost, would impair the Borrowers’ or any Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8                                 Permits, Franchises. Each Borrower possesses all permits,  memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9                                 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10                           Private Label Credit Card Program. Borrowers have entered or will enter into a private label credit card agreement (the “Private Label Agreement”) with Monogram Credit Card Bank of Georgia (“Monogram”). Borrowers do not presently have, and will not have in the future, any material direct or contingent liabilities to Monogram under the Private Label Agreement. Borrowers will not permit or allow any security interest or lien on any of Borrower’s assets in favor of Monogram, except as permitted under Section 7.7 (e) hereof.

6.11                           Tax Matters. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

6.12                           No Tax Avoidance Plan. The Borrowers’ obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

6.13                           No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.14                           Insurance. The Borrowers have obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.15                           ERISA Plans.

(a)          Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrowers, nothing has occurred which would cause the loss of such qualification.  Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)         There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)          With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii) No action by any Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)         The following terms have the meanings indicated for purposes of this Agreement:

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 4l4(b) or (c) of the Code.

(iv) “PBGC” means the Pension Benefit Guaranty Corporation.

(v) “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401 (a) of the Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.16                           Location of Borrowers. Each Borrower’s place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers’ signature on this Agreement.

7. COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1                                 Use of Proceeds. To use the proceeds of the credit only for working capital and to support the importation of inventory and general corporate purposes.

7.2                                 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)          Within 90 days of the Borrowers’ fiscal year end, the Borrowers’ annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)         Within 45 days of the period’s end (including the last period in each fiscal year), the Borrowers’ quarterly financial statements, certified and dated by an authorized financial officer. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

(c)          Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers as the Bank may request.

7.3                                 Tangible Net Worth. To maintain tangible net worth equal to at least One Hundred Twenty Five Million Dollars ($125,000,000).

“Tangible net worth” means the gross book value of the Borrowers’ assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.4                                 Unencumbered Liquid Assets. To maintain Unencumbered Liquid Assets having an aggregate market value of not less than Sixty Million Dollars ($60,000,000).

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the Borrowers, and (ii) may be converted to cash within five (5) days:

(a)          Cash or cash equivalent held in the United States;

(b)         United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c)          Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d)         Medium and long-term securities rated AA or better by one of the rating agencies described in (c) above.

7.5                                 Profitability. To maintain a positive net income before taxes and extraordinary items for each quarterly accounting period and on a year-to-date basis.

7.6                                 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)          Acquiring goods, supplies, or merchandise on normal trade credit.

(b)         Endorsing negotiable instruments received in the usual course of business.

(c)          Obtaining surety bonds in the usual course of business.

(d)         Liabilities and lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)          Additional debts for equipment purchases which do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

7.7                                 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a)          Liens and security interests in favor of the Bank.

(b)         Liens for taxes not yet due.

(c)          Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)         Additional purchase money security interests in equipment acquired after the date of this Agreement if the total principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars($500,000) in any single fiscal year.

(e)          Liens in favor of Monogram Credit Card Bank of Georgia (“Monogram”) relating to returned merchandise sold by Borrowers and financed on private label credit cards issued by Monogram to certain qualified customers of Borrowers.

7.8                                 Out of Debt Period.   To repay any advances in full, and not to draw any additional advances for at least 30 consecutive days in each fiscal year of Borrowers. For the purposes of this paragraph, advances do not include undrawn amounts to outstanding letters ofcredit.

7.9                                 Loans and Investments. Not to have any existing, or make any new loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)          existing investments in any Borrower’s current subsidiaries.

(b)         extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.10                           Dividends. Not to declare or pay any dividends on any of its shares, except dividends payable in capital stock of the Borrower, or purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, in an aggregate amount exceeding Forty Million Dollars ($40,000,000) per annum.

7.11                           Notices to Bank. To promptly notify the Bank in writing of:

(a)          any lawsuit over One Million Dollars ($1,000,000) against any one or more of the Borrowers (or any guarantor), in excess of any insurance coverage.

(b)         any substantial dispute between any Borrower (or any guarantor) or any trustor and any government authority.

(c)          any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)         any material adverse change in any Borrower’s (or any guarantor’s) or any trustor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)          any change in any Borrower’s name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

(f)            any actual contingent liabilities of any Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of One Million Dollars ($1,000,000) in the aggregate.

7.12                           Books and Records. To maintain adequate books and records.

7.13                           Audits. To allow the Bank and its agents to inspect the Borrowers’ properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers’ properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.14                           Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower’s business.

7.15                           Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

7.16                           Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower’s properties in good working condition.

7.17                           Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.18                           Insurance.

(a)          General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers’ properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrowers’ business.

(b)         Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.19                           Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)          engage in any business activities substantially different from the Borrowers’ or any Borrower’s present business.

(b)         liquidate or dissolve the Borrowers’ or any Borrower’s business.

(c)          enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d)         sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e)          sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrowers’ or any Borrower’s business or the Borrowers’ or any Borrower’s assets.

(f)            enter into any sale and leaseback agreement covering the Borrowers’ or any Borrower’s fixed assets.

(g)         acquire or purchase a business or its assets; except that any acquisition in the same line of business as the Borrowers that is not opposed by such business entity’s board of directors or controlling shareholders is permitted.

(h)         voluntarily suspend the Borrowers’ or any Borrower’s business for more than 7 days in any 30 day period.

7.20                           ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8. DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1                                 Failure to Pay. Any Borrower fails to make a payment of principal, interest, any fee or other sum under this Agreement when due.

8.2                                 False Information. Any Borrower or any guarantor or any party pledging collateral to the Bank (each an “Obligor”) has given the Bank false or misleading information or representations.

8.3                                 Bankruptcy. Any Borrower (or any Obligor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any Obligor), or any Borrower (or any Obligor) makes a general assignment for the benefit of creditors.

8.4                                 Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower’s (or any Obligor’s) business, or the business is terminated.

8.5                                 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any one or more of the Borrowers (or any Obligor) in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

8.6                                 Judgments. Any judgments or arbitration awards are entered against any one or more of the Borrowers (or any Obligor), or any one or more of the Borrowers (or any Obligor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

8.7                                 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower’s (or any Obligor’s) financial condition or ability to repay.

8.8                                 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

8.9                                 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) has obtained from anyone else or which any Borrower (or any Obligor) has guaranteed.

8.10                           Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.11                           Other Bank Agreements. Any Borrower (or any Obligor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.

8.12                           ERISA Plans. Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:

(a)          A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)         Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by such Borrower or any ERISA Affiliate.

8.13                           Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or falls to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by any Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to any Borrower or the Bank.

9. ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1                                 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2                                 California Law. This Agreement is governed by California law.

9.3                                 Successors and Assigns. This Agreement is binding on the Borrowers’ and the Bank’s successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

9.4                                 Arbitration and Waiver of Jury Trial.

(a)          This paragraph concerns the resolution of any controversies or claims between one or more of the Borrowers and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).

(b)         At the request of any Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c)          Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)         The arbitration shall be administered by JAMS and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)          The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)            This paragraph does not limit the right of the Borrowers or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)         The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrowers and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)         The filing of a court action is not intended to constitute a waiver of the right of the Borrowers or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i)             By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

9.5                                 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6                                 Attorneys’ Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any of the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.7                                 Joint and Several Liability.

(a)          Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)         Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)          Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)         Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)          Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)            Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)         The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)         Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)             Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrower under this Agreement or which, but for this provision, might operate as a discharge of the Borrower.

9.8                                 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)          represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b)         replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c)          are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9                                 Indemnification. Each Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrowers’ sales or leases to or performance of services for debtors obligated upon the Borrowers’ accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers’ obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

9.10                           Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

9.11                           Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.12                           Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.13                           Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of April 1, 1998, as amended, between the Bank and Borrower 1, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America N.A.		bebe stores, inc.

By	/s/ Ronald J. Drobney	By	/s/ John E. Kyees
Name	Ronald J. Drobney	Name	John E. Kyees
Title	Senior Vice President	Title	CFO & CAO

bebe management, inc.

		By	/s/ John E. Kyees
		Name	John E. Kyees
		Title	CFO & CAO

bebe studio, inc.

		By	/s/ John E. Kyees
		Name	John E. Kyees
		Title	CFO & CAO

Address where notices to		Address where notices to
the Bank are to be sent:		the Borrowers are to be sent:
315 Montgomery Street, 13th Floor		400 Valley Drive
San Francisco, California		Brisbane, California 94005

EXHIBIT “A”

OUTSTANDING COMMERCIAL LETTERS OF CREDIT

Letter of Credit Number	Original Stated Amount

1125305	$336,640.00
1125312	30,910.40
1125316	61,404.00
1125319	145,900.00
1125323	596,294.10
1125324	469,043.90
1125328	97,700.00
1125330	56,360.00
1125331	43,552.70
1125332	491,363.80
1125333	52,576.90
1125334	374,380.00
1125335	644,915.00
1125337	526,732.00

FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT

This First Amendment to Business Loan Agreement (the “Amendment”) is made as of November 24, 2003, between Bank of America, N.A.(“Bank”), and Bebe Stores, Inc. (“Borrower 1”), Bebe Management, Inc. (“Borrower 2”), and Bebe Studio, Inc. (“Borrower 3”), (Borrower 1, Borrower 2, and Borrower 3 are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”).

RECITALS

A.                                   Borrowers and Bank entered into that certain Business Loan Agreement dated as of March 28, 2003 (the “Agreement”).

B.                                     Borrowers and Bank desire to amend the Agreement as herein provided.

AGREEMENT

1.                                       Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.                                       Amendments.

a.                                       Section 1.2 of the Agreement is amended in its entirety to read as follows:

“1.2         Availability Period.  The line of credit is available between the date of this Agreement and March 1, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).”

b.                                      Section 7.6(e) of the Agreement is amended in its entirety to read as follows:

“(e)  Additional debts for equipment purchases so long as no event of default exists under this Agreement.”

c.                                       Section 7.7(d) of the Agreement is amended in its entirety to read as follows:

“(d)  Purchase money security interests in equipment acquired by Borrower.”

d.                                      Section 7.10 of the Agreement is amended in its entirety to read as follows:

“7.10                     Intentionally Omitted.”

3.                                       Representations and Warranties.  Each Borrower hereby represents and warrants to Bank that: (i) no default specified in the Agreement and no event which with

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notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) the representations and warranties of each Borrower pursuant to the Agreement are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by each Borrower of this Amendment have been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

4.                                       Conditions.  This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

a.                                       This Amendment duly executed by all parties hereto.

b.                                      Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment not to exceed $1000.00. The Bank has elected not to charge the Borrowers an amendment fee for this amendment.

5.                                       Effect of Amendment.  Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

Bank of America N.A.		Bebe Stores, Inc.

By	/s/ Ken Jones	By	/s/ Manny Mashouf
Name	Ken Jones	Name	Manny Mashouf
Title	SVP	Title	Chairman and CEO

Bebe Management, Inc.

		By	/s/ Manny Mashouf
		Name	Manny Mashouf
		Title	Chairman and CEO

Bebe Studio, Inc.

		By	/s/ Manny Mashouf
		Name	Manny Mashouf
		Title	Chairman and CEO

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SECOND AMENDMENT TO BUSINESS LOAN AGREEMENT

This Second Amendment to Business Loan Agreement (the “Amendment”) is made as of September 15, 2004, by and between Bank of America, N.A. (“Bank”) on the one hand, and Bebe Stores, Inc. (“Borrower 1”), Bebe Management, Inc. (“Borrower 2”), and Bebe Studio, Inc. (“Borrower 3”) (Borrower 1, Borrower 2, and Borrower 3 are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”) on the other hand.

RECITALS

A.                                   Borrowers and Bank entered into that certain Business Loan Agreement dated as of March 28, 2003, as amended by that certain First Amendment to Business Loan Agreement dated November 24, 2003 (the “Agreement”).

B.                                     Borrowers and Bank desire to further amend the Agreement as herein provided.

AGREEMENT

1.                                       Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.                                       Amendments.

a.                                       Section 1.1(a) of the Agreement is amended in its entirety to read as follows:

“(a)  During the availability period described below, the Bank will provide a line of credit to the Borrowers.  The amount of the line of credit (the “Commitment”) is Twenty-Five Million Dollars ($25,000,000).

b.                                      Section 1.1(c) of the Agreement is amended in its entirety to read as follows:

“(c)  Intentionally Omitted.”

c.                                       Section 1.6(a)(iii) of the Agreement is amended in its entirety to read as follows:

“(iii)  Intentionally Omitted.”

3.                                       Representations and Warranties.  Each Borrower hereby represents and warrants to Bank that: (i) no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) the representations and warranties of each Borrower pursuant to the Agreement are true on and as of the date hereof as if made

1

on and as of said date, (iii) the making and performance by each Borrower of this Amendment have been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

4.                                       Conditions.  This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

a.                                       This Amendment duly executed by all parties hereto.

b.                                      Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment not to exceed $1000.00.  The Bank has elected not to charge the Borrowers an amendment fee for this amendment.

5.                                       Effect of Amendment.  Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

[Signature page to follow.]

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IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

Bank of America N.A.		Bebe Stores, Inc.

By	/s/ Kenneth E Jones	By	/s/ Walter Parks
Name	Kenneth E Jones	Name	Walter Parks
Title	Senior Vice President	Title	Chief Financial Officer

Bebe Management, Inc.

		By	/s/ Walter Parks
		Name	Walter Parks
		Title	Chief Financial Officer

Bebe Studio, Inc.

		By	/s/ Walter Parks
		Name	Walter Parks
		Title	Chief Financial Officer

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